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			      BOSTONFED BANCORP, INC.
			      17 New England Executive Park
			      Burlington, MA   01803


				   Form 10-Q
			       September 30, 1996


Exhibit 11.  Statement re:  Computation of Per Share Earnings
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

							  Three Months Ended         Nine Months Ended
							  September 30, 1996         September 30, 1996


							      (Dollars In Thousands, except
								    per share amounts)
									(Unaudited)
Net income(loss)                                            ($421)                    1,726

Weighted average common shares outstanding                   6,589,617                6,589,617

Common stock equivalents due to dilutive
 effect of stock options                                     None                     None

Unallocated ESOP shares                                      (408,087)                (423,201)

Unawarded shares in the 1996 Stock-Based Incentive Plan      (21,084)                 (21,084)

Total weighted average common shares and
equivalents outstanding                                      6,160,446                6,145,332

Primary earnings per share                                   ($.07)                   $.28

Total weighted average common shares and
 equivalents outstanding                                     6,160,446                6,145,332

Additional dilutive shares using ending
 period market value versus average market
 value for the period when utilizing the
 treasury stock method regarding stock options                 N/A                      N/A


Total shares for fully diluted earnings per share            6,160,446                6,145,332


Fully diluted earnings per share                             ($.07)                   $.28
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